EXHIBIT 99.1

COMPANY REPURCHASES COMMON STOCK OF CEO ENABLING
COMPLIANCE WITH SARBANES-OXLEY ACT

WEDNESDAY, MARCH 5, 2003, 3:19 p.m. - BusinessWire

LOS ANGELES, Mar. 5, 2003 (BUSINESS WIRE) —

Advanced Biotherapy, Inc. (ADVB) reported today that this week it was reported by a wire service that Edmond Buccellato, CEO of Advanced Biotherapy, sold 601,421 shares of Company’s common stock. For purposes of clarification, the Company reports today that it is complying with the Sarbanes-Oxley Act of 2002, which now prohibits loans to directors and executive officers. The Company repurchased from Mr. Buccellato 601,421 shares which Mr. Buccellato acquired from the Company on January 11, 2000 at $0.05 per share, the estimated fair market value of the shares of stock at that time, under the Company’s Stock Bonus Plan, which payment obligation was evidenced by a two-year promissory note (Note) issued by Mr. Buccellato to the Company. The shares have been repurchased by the Company in full satisfaction of the indebtedness evidenced by the Note in the aggregate amount of $90,213.08, including accrued interest as of February 25, 2003. Mr. Buccellato is required to report the repurchase of the shares of stock by the Company at $0.15 per share as a sale. While it was the intent of the Company’s Board of Directors to extend the Note that matured on December 31, 2002, such Note could not be extended under provisions of federal legislation enacted during 2002 known as the Sarbanes-Oxley Act. The Board of Directors determined that the Note should be repaid and the disinterested directors determined the share repurchase price. The result of this action will reduce the number of issued and outstanding shares of the Company’s common stock by 601,421 shares. Two other directors of the Company are similarly indebted to the Company for payment of promissory notes (Notes) in the aggregate amount of $150,355.13, which amount includes accrued interest through February 25, 2003 in connection with the sale to them of common stock under the Company’s Stock Bonus Plan on January 11, 2000. The Board of Directors has authorized the repurchase of approximately 1,002,368 shares of common stock from those two directors in full satisfaction of those Notes, subject to completion of a formal agreement between the Company and the two directors, which action would further reduce the number of issued and outstanding shares of the Company’s common stock by 1,002,368 shares.

Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials, the progress of research and product development programs, the regulatory approval process, competitive products, future capital requirements and the extent and breadth of the Company’s patent portfolio. See the Company’s public filings with the Securities and Exchange Commission for information about risks that may affect the Company.

Advanced Biotherapy Edmond Buccellato, 818/883-6716 www.advancedbiotherapy.com